Exhibit 5.1

Auditor's Consent

We consent to the incorporation by reference in this Registration Statement of Brookfield Office Properties Canada (the "Trust") on Form F-10 of our report dated March 7, 2011, relating to the financial statements of the Trust for the years ended December 31, 2010 and 2009 appearing in Exhibit 99.1 to the Trust’s Registration Statement filed on Form 40-F.

/s/ Deloitte & Touche LLP

Chartered Accountants
Licensed Public Accountants
Toronto, Canada
January 10, 2012